Exhibit 99.1

DATE: August 8, 2024

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Prices $1.5 Billion of Senior Notes

Williams (NYSE: WMB) announced today that it has priced a public offering of $450 million of its 4.800% Senior Notes due 2029 at a price of 99.810 percent of par, $300 million of its 5.150% Senior Notes due 2034 at a price of 99.037 percent of par (the “new 2034 notes”), and $750 million of its 5.800% Senior Notes due 2054 at a price of 99.784 percent of par. The new 2034 notes are an additional issuance of Williams’ 5.150% Senior Notes due 2034 issued on January 5, 2024 and will trade interchangeably with the $1.0 billion aggregate principal amount of such notes outstanding, resulting in $1.3 billion aggregate principal amount of such notes outstanding. The expected settlement date for the offering is August 13, 2024, subject to the satisfaction of customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its commercial paper, fund capital expenditures and for other general corporate purposes, which may include the repayment of its near-term debt maturities or other obligations.

BofA Securities, Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, and SMBC Nikko Securities America, Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

BofA Securities, Inc.

201 North Tyron Street

NC1-022-02-25

Charlotte, North Carolina 28255-0001

Attention: Prospectus Department

Email: dg.prospectus_requests@bofa.com

PNC Capital Markets LLC

300 Fifth Avenue 10th Floor

Pittsburgh, Pennsylvania 15222

Telephone: 1-855-881-0697

Email: pnccmprospectus@pnc.com

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Toll-Free Number: (866) 375-6829

Email: rbcnyfixedincomeprospectus@rbccm.com

Attention: Syndicate Operations

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172

Attention: Debt Capital Markets

Toll Free: 1-888-868-6856

E-mail: prospectus@smbcnikko-si.com

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our 33,000-mile pipeline infrastructure to move a third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future – by powering the global economy while delivering immediate emissions reductions within our natural gas network and investing in new energy technologies.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.